December 11, 2017

Mr. Joseph C. Henry
[Address]

Re: Notice of Voluntary Resignation and Agreement Regarding Separation

Dear Joe,
This letter will confirm the agreement (the “Separation Agreement”), dated as of the date set forth above (the “Execution Date”), that has been reached with you in connection with your resignation from employment with AXIS Specialty U.S. Services, Inc., a Delaware corporation (the “Company”), a wholly owned, indirect subsidiary of AXIS Capital Holdings Limited, a Bermuda company (the “Parent”). You and the Company make this Separation Agreement for and in consideration of the exchange of promises and the payments and benefits recited herein.
1.Notice of Resignation. By executing this Separation Agreement, you hereby confirm that you are voluntarily resigning with an effective date of separation of January 1, 2018 (or upon your death or termination due to permanent Disability (as defined in the employment agreement between the Company and you, dated January 23, 2015 (the “Employment Agreement”), if earlier).  For purposes of this Separation Agreement, the “Separation Date” shall be the earliest of (i) January 1, 2018, (ii) your death or (iii) your termination following your permanent Disability.
2.Notice Period; Transition and Cooperation.

a.     During the period (or any portion therof) commencing on the date hereof and ending on the Separation Date (the “Notice Period”), the Company may, in its absolute discretion, (A) require you to continue to perform all of your job duties or to perform only such duties as it may allocate to you, (B) require you not to perform any of your duties, (C) require you not to have any contact with customers or clients of the Company nor any contact (other than purely social contact) with such employees of the Company as the Company shall determine, (D) exclude you from any premises of the Company, and (E) require you to take accrued but unused vacation time. If the Company elects to take any such action, such election shall not constitute a breach by the Company of this Separation Agreement and you shall not have any claim against the Company in connection therewith so long as, during the Notice Period, the Company continues to pay to you your accrued and unpaid base salary, afford you all the employee benefits to which you may be entitled under, and in accordance with the terms of, the employee benefit plans in which you participate, to pay all other sums outlined in this Agreement and otherwise comply with the terms of this Separation Agreement.

b.    Notwithstanding the foregoing, from the date hereof up and until the Separation Date, you are expected to devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities to the Company on an exclusive basis and shall faithfully and diligently endeavor to promote the business and best interests of the Company, Parent and their subsidiaries.

3.Resignations, General Release and Waiver. You hereby resign from any and all directorships and other offices that you hold in connection with your employment with the Company and Parent (including any directorships with subsidiaries or other affiliates of the Company), effective as of the Separation Date or such earlier date as agreed by the parties. You further agree to execute any additional documents as may be requested by the Company to effect your resignation from all such positions. You also agree to execute and deliver to the Company a General Release and Waiver on, and effective as of, the Separation Date, in the form attached to this Agreement as Exhibit A.
4.Payments and Benefits During Notice Period. During the Notice Period, and provided that you are in compliance with your obligations hereunder:

a)	The Company will continue to pay your annual base salary of $565,000 pursuant to the Company’s customary payroll practices.

b)
You will be eligible to participate in or receive benefits under any 401(k) savings plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by the Company to senior executives in accordance with the eligibility requirements of such plans.

c)
You will be entitled to twenty-five (25) days of paid vacation in 2017 (prorated for any partial year of employment), subject to the applicable vacation policies and procedures on usage and carry over plus two (2) personal days.

d)
The Company will reimburse you for all reasonable business expenses incurred by you in the course of performing your duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of expenses.

e)
You will continue to vest in any unvested restricted share units previously awarded to you by the Company or Parent that vest during the Notice Period in accordance with the terms of the applicable award agreements.

5.Separation Payments. Provided that (A) you have not voluntarily terminated employment with the Company prior to the Separation Date, (B) you remain available to perform services upon the Company’s request through the Separation Date, (C) you have not commenced employment with another entity prior to the Separation Date, (D) you are not otherwise in violation of the terms of this Separation Agreement and (E) you execute a General Release and Waiver on, and effective as of, the Separation Date, in the form attached to this Agreement as Exhibit A and do not revoke such General Release and Waiver, then you and the Company agree that the Company shall pay to you the payments identified in this Section 5. You agree that these payments are in lieu of any and all amounts that you might otherwise claim from the Company or any affiliate, including but not limited to any and all amounts payable pursuant to your Employment Agreement, and you hereby waive any claim of right to any payment, right or benefit other than those set forth in this Separation Agreement or any vested plan benefit under a plan maintained by the Company or Parent. Provided that you have executed and delivered to the Company the General Release and Waiver prescribed herein on the Separation Date, and provided further that the statutory period during which you are entitled to revoke the General Release and Waiver has expired without revocation by you, the Company will provide you the following:

a.
One Million One Hundred Fifty-One Thousand Dollars ($1,151,000), less tax and payroll withholding required by law, payable in a lump sum as soon as practicable following the Separation Date, but no later than the forty-fifth (45th) day following the Separation Date;

b.
You will remain eligible to participate in the Company’s Annual Incentive Plan for the 2017 performance year and the Company hereby waives the requirement that you be employed by the Company on the date of payment in 2018 in order to be eligible to receive such payment. Any cash incentive payment for 2017 performance will be at the discretion of the Compensation Committee of the Board of Directors of the Parent (the “Compensation Committee”) consistent with the Company’s customary practice and will be paid in accordance with the Company’s payment schedule for 2017 Annual Incentive Plan payments;

c.
To the extent approved by the Compensation Committee for other U.S. employees working in Bermuda in 2017, you will receive a cash payment equal to the amount of contributions and credits that you would have been eligible to receive or be credited under certain Company-sponsored United States qualified and nonqualified retirement plans in respect of the calendar year 2017 if you had not been employed outside of the United States in 2017. The amount of any payment provided under this section shall be determined by the Compensation Committee in its sole and absolute discretion and will be made as soon as practicable following your Separation Date, but no later than the forty-fifth (45th) day following the Separation Date;

d.
An amount equal to your accrued and unused vacation time as of the Separation Date consistent with the Company’s policies and procedures as set forth in the Company’s employee handbook, which amount will be payable in a lump sum as soon as practicable following the Separation Date, but no later than the forty-fifth (45th) day following the Separation Date; and

e.
Notwithstanding the terms of any applicable award agreements, all of your restricted shares and restricted stock units granted under the Parent’s equity plan that remain outstanding and unvested as of the Separation Date shall immediately vest upon the Separation Date.

6.Compliance with Section 409A of Internal Revenue Code. Although the Company does not guarantee the tax treatment of any payments under this Separation Agreement, the intent of the Company is that the payments and benefits under this Separation Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Section 409A of the Code”) and to the maximum extent permitted the Separation Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A of the Code or damages for failing to comply with Section 409A of the Code. No nonqualified deferred compensation payable hereunder shall be paid or be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Separation Agreement and consistent with Section 409A of the Code. Notwithstanding any other provision of this Separation Agreement to the contrary, in the event that payment of nonqualified deferred compensation made pursuant to this Separation Agreement is based upon or attributable to your termination of employment and you are at the time of your termination a “Specified Employee” then any payment of nonqualified deferred compensation required to be made to you in the first six (6) months following your termination shall be deferred and paid in a lump sum to you on the date that is six (6) months and one day after the date of your “Termination from Service” within the meaning of Section 409A of the Code. You will be a “Specified Employee” for purposes of this Separation Agreement if, on the date of your Termination from Service, you are an individual who, under the method of determination adopted by the Company, is designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination. Notwithstanding any other provision of this Separation Agreement to the contrary, to the extent that any reimbursement of expenses constitutes nonqualified deferred compensation for purposes of Section 409A of the Code, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

7.Confidential Information and Return of Property. Sections 7 and 8 of the Employment Agreement, headed “Confidential Information” and “Intellectual Property” remain in full force and effect and are incorporated herein by reference. You represent and affirm that you have not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and/or common law. You also represent and affirm that you will, prior to the Separation Date, return all of the Company’s property, documents, and/or confidential information in your possession or control. You also affirm that the Company is not in possession of any of your personal property as of the date hereof. You also agree not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Separation Agreement and the General Release and Waiver, except to any tax advisor and/or attorney with whom you may choose to consult or as may otherwise be required of you by law.

8.Non-Solicitation. Except with prior written permission of the Company, you shall not, directly or indirectly (individually or on behalf of other persons), during your employment with the Company or any of its affiliates and for a period of twelve (12) months following the Separation Date, solicit, hire, offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee or agent of the Company or any of its affiliates (including the Company, Parent and any subsidiary) to discontinue his or her relationship with the Company or any affiliates (including the Company, Parent and any subsidiary). Additionally, except with prior written permission of the Company, you shall not, directly or indirectly (individually or on behalf of other persons), during your employment with the Company, Parent or any of its affiliates and for a period of twelve (12) months following the Separation Date, solicit, entice away or persuade or attempt to persuade any then current or prospective customer, client or broker of the Company or any of its affiliates (including the Company, Parent and any subsidiary), to discontinue its business relationship with the Company or to otherwise do business with any competing business of Company or any of its affiliates (including the Company, Parent and any subsidiary).

9.Non-Competition. You acknowledge and agree that that the Company is engaged in a highly competitive and global business, and that by virtue of the senior executive position you held with the Company, and your knowledge of and access to trade secrets and other confidential information belonging to the Company, engaging in a business which is directly competitive with the Company will cause it great and irreparable harm. Accordingly, and in consideration for the substantial payments to be made to you under this Agreement, you agree that, except with prior written permission of the Company, you shall not, for a period of twelve (12) months following the Separation Date, directly or indirectly (individually or on behalf of other persons) own, manage, operate, engage in, or control, or be employed in a capacity similar to the positions you held with the Company, or render consulting or other services to, any person, firm or corporation engaged in the insurance or reinsurance business (other than consulting services to be provided by you to the Company) or any other business in which the Company is, or has announced an intention to become, engaged in at any time during your employment with the Company. In recognition of the global nature of the Company’s business which includes the sale of its products and services globally, this restriction shall apply throughout the United States of America, Bermuda and Switzerland. Notwithstanding the foregoing, the Company will consider in good faith any request from you to serve as a member of the Board of Directors to an entity engaged in the insurance or reinsurance business that is not in direct compeitition with the Company. Nothing contained in this Section 9 shall be deemed to prohibit you from acquiring, solely as a passive investment, no more than 5% of the total outstanding securities of any publicly-held corporation except with prior written permission of the Company.

10.Nondisparagement.

a.     You agree that at all times hereafter, you shall not make, or cause to be made, any public statement, observation or opinion that (i) accuses or implies that the Company, its affiliates or any of the their senior executives engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company (or the termination thereof), the business or operations of the Company, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon the business or reputation of the Company or any of the Company’s senior executives. Nothing in this Section 10 shall preclude you from providing truthful testimony in response to a legal subpoena or as may otherwise be required by law.

b.    The Company agrees that at all times hereafter, neither it, its affiliates or any of their senior executives shall make, or cause to be made, any public statement, observation or opinion that (i) accuses or implies that you engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company (or the termination thereof), the business or operations of the Company, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon your professional or personal reputation. Nothing in this Section 10 shall preclude the Company from providing truthful testimony in response to a legal subpoena or as may otherwise be required by law.

11.Limitations. Nothing in this Separation Agreement (i) prohibits you from reporting an event that you reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission), and nothing herein requires notice to or approval from the Company or Parent before doing so, or (ii) prohibits you from cooperating in an investigation conducted by such a law-enforcement agency. You are also hereby provided notice that under the 2016 Defend Trade Secrets Act: (x) no individual will be held criminally or civilly liable under federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public, and, (y) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

12.	Miscellaneous.

a.    Except as otherwise expressly set forth in this Separation Agreement, to the extent necessary to carry out the intentions of the parties hereunder, the respective rights and obligations of the parties hereunder shall survive any termination of your employment. In the event of your death prior to the completion of any payments required by this Separation Agreement, any such payments will be made to your estate.

b.    The Company shall withhold from any compensation and benefits payable under this Separation Agreement all applicable U.S. federal, state, local, or other taxes.

c.    Payments made under this Separation Agreement shall be subject in all respects to the Parent’s Executive Compensation Recoupment Policy, as it may be amended from time to time, or any successor policy thereto.

d.    Any notice or other communication required or permitted under this Separation Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or three days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed to the relevant party at the address provided for such party herein:

Executive:
Mr. Joseph C. Henry
[Address]

Company:
AXIS Specialty U.S. Services, Inc.
11680 Great Oaks Way, Suite 500
Alpharetta, GA 30022

Attention: General Counsel

Either party may change her or its designated address by written notification to the other, which notice shall be effective on the schedule set forth above.

e.    This Separation Agreement, the General Release and Waiver (upon its execution as provided herein) and the Consulting Agreement between you and the Company entered into on December 11, 2017, constitute the entire agreement among you and the Company with respect to the termination of your employment with the Company, and they supersede and are in full substitution for any and all prior understandings or agreements with respect to such termination including, but not limited to, the Employment Agreement (except for the definition of Disability in the Employment Agreement and Sections 7 and 8 of the Employment Agreement which survive and are incorporated herein by reference).

f.    This Separation Agreement may be amended only by an instrument in writing signed by both you and the Company, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought.

g.    It is the desire and intent of the parties that the provisions of this Separation Agreement shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this Separation Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law. Moreover, if any one or more of the provisions contained or incorporated in this Separation Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

h.    This Separation Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Separation Agreement because that party drafted or caused that party's legal representatives to draft any of its provisions.

i.    This Separation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed herein, without regard to its conflict of laws provisions. The parties being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, the parties agree that any action or proceeding with respect to this Separation Agreement shall be brought exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York and the parties agree to the personal jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum.

j.    You affirm and acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to execute and deliver this Separation Agreement, except for those set forth in or expressly referenced herein.

k.    Your rights and obligations under this Separation Agreement are personal in nature and may not be assigned by you, except that your rights hereunder can be enforced by your estate. The Company’s and Parent’s rights and obligations under this Separation Agreement will inure to the benefit of, and be binding on, a successor of the Company and/or Parent.

By the respective signatures below, you and the Company agree to the terms set forth in this Separation Agreement.

AXIS Specialty U.S. Services, Inc.

By: /s/ Joseph C. Henry	By: /s/ Noreen McMullan
Joseph C. Henry	Noreen McMullan
Executive Vice President and Chief
Human Resources Officer

Enclosure:
Exhibit A (General Release and Waiver)

Exhibit A

GENERAL RELEASE AND WAIVER

In consideration of the payment by AXIS Specialty U.S. Services, Inc. (the “Company”) to or for the benefit of Joseph C. Henry (“Executive”) of the payments and benefits set forth in the Notice of Voluntary Resignation and Agreement Regarding Separation dated December 11, 2017 (the “Separation Agreement”), Executive hereby makes and delivers to the Company this General Release and Waiver (“Release”) as set forth herein:

1.    Release of All Claims. Executive voluntarily, knowingly and willingly on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release the Company, its parents, their subsidiaries, divisions and affiliates, together with their respective owners, assigns, agents, directors, partners, officers, employees, consultants, shareholders, attorneys and representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the "Company Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which he or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) against the Company or any of the other Company Releasees by reason of any matter, cause or thing whatsoever arising on or before the date this General Release and Waiver is executed by Executive. In addition, this Release includes, without limitation, any rights or claims relating in any way to any and all employment relationships between Executive and the Company or any of the Company Releasees, or the termination thereof, arising under the Employment Act 2000 of Bermuda, the Human Rights Act 1981 of Bermuda, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan), The Immigration Reform and Control Act, The Americans with Disabilities Act of 1990, The Age Discrimination in Employment Act of 1967 (“ADEA”), The Workers Adjustment and Retraining Notification Act, The Fair Credit Reporting Act, New York State Human Rights Law, New York Human Rights Law, New York Rights of Persons With Disabilities, New York Confidentiality of Records of Genetic Tests, New York Whistleblower Law, New York Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, New York Adoptive Parents’ Child Care Leave Law, New York Smokers’ Rights Law, New York Equal Pay Law, New York AIDS Testing Confidentiality Act, New York Nondiscrimination Against Genetic Disorders Law, New York Bone Marrow Leave Law, New York Equal Rights Law, New York Confidentiality of Records of Genetic Tests, New York Executive Law Section 290 et seq., The New York State Labor Relations Act, the general regulations of the New York State Division of Human Rights, The New York Labor Law, The New York Wage Hour and Wage Payment Laws, The New York Minimum Wage Law, as amended, The New York City Administrative Code, New York State Public Employee Safety and Health Act, New York Executive Law §290 et seq., the New York City Charter and Administrative Code, New York Labor Law §740 et seq., the New York Legal Activities Law,

New York Labor Law §201-d, the New York occupational safety and health laws, the New Jersey Law Against Discrimination – N.J. Rev. Stat. §10:5-1 et seq,, New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – N.J. Rev. Stat. §34:15-39.1 et seq., New Jersey Family Leave Act – N.J. Rev. Stat. §34:11B-1 et seq., New Jersey Smokers’ Rights Law – N.J. Rev. Stat. §34:6B-1 et seq., New Jersey Equal Pay Act – N.J. Rev. Stat. §34:11-56.1 et seq., New Jersey Genetic Privacy Act – N.J. Rev. Stat. Title 10, Ch. 5, §10:5-43 et seq., New Jersey Conscientious Employee Protection Act (Whistleblower Protection) – N.J. Stat. Ann. §34:19-3 et seq., New Jersey Wage Payment and Work Hour Laws, The New Jersey Public Employees’ Occupational Safety and Health Act- N.J. Stat. Ann. §34:6A-25 et seq., New Jersey Fair Credit Reporting Act, and the New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination, and any other federal, state or local law, statute, rule, regulation, or ordinance, any public policy, contract, tort, or common law whether of any state in the United States or Bermuda; or any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters. Notwithstanding anything in this Release to the contrary, Executive is not waiving, and shall not be deemed to have waived, any entitlements under the terms of the Employment Agreement, the Company’s Bye-Laws or the applicable terms of any other agreement, plan or program of the Company or its affiliates that survive a termination of employment.

2.    Acknowledgements and Affirmations.

a.    Executive affirms and agrees that the Company has fulfilled all of its obligations to him under Bermudan employment law, including without limitation the Employment Act 2000 as may be amended from time to time, and has not violated his rights under Bermudan employment law. Executive affirms and acknowledges that the payments, that are referenced in this Release fully, fairly and finally compensate him for any and all monies that may be due or become to him under Bermudan law in connection with his employment or termination of his employment, including without limitation any severance allowance or repatriation expenses.

b.    By signing this Release, Executive represents that Executive has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees with respect to the matters released hereby. Executive further represents that he will not be entitled to any personal recovery in any action or proceeding of any nature whatsoever against the Company or any of the other Company Releasees that may be commenced on his behalf arising out of any of the matters released hereby.

c.    Executive also affirms that he has been paid and/or has received all compensation, wages, bonuses and/or commissions to which he may be entitled prior to the date hereof except as expressly provided in, or preserved by, this Release and the Separation Agreement. Executive affirms he has been granted any leave to which he was entitled under the Employment Act 2000 of Bermuda, the Family and Medical Leave Act or similar state or local leave or disability accommodation laws. Executive further affirms that he has no unreported workplace injuries or occupational diseases.

3.    Return and Possession of Property. Executive affirms that he has returned all of the Company’s property, documents, and/or any confidential information in his possession or control to which he is not entitled.

4.    Effect of Violation by Executive of Separation Agreement Executive affirms and acknowledges that the Separation Agreement, including but not limited to Sections 7-10 thereof, remains in full force and effect as to him according to their terms, and survives execution of this General Release and Waiver.

5.    No Admission by Company.The Company's acceptance and acknowledgement of this Release and the payments and benefits set forth herein are not, and shall not be construed as, any admission of liability or wrongdoing on the part of the Company or any of the Company Releasees.

6.    Revocation Rights

EXECUTIVE IS ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS GENERAL RELEASE AND WAIVER. EXECUTIVE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO HIS SIGNING OF THIS GENERAL RELEASE AND WAIVER.
EXECUTIVE MAY REVOKE THIS GENERAL RELEASE AND WAIVER FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY HE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE AXIS GENERAL COUNSEL AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED TO THE GENERAL COUNSEL OR HIS/HER DESIGNEE, OR MAILED TO THE GENERAL COUNSEL AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EXECUTIVE SIGNS THIS AGREEMENT AND GENERAL RELEASE.
EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST RELEASEES.
7.    Descriptive Headings. The Section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Release.
8.    Enforceability. It is the desire and intent of the parties that the provisions of this General Release and Waiver shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this General Release and Waiver is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.

9.    Each Party the Drafter. This General Release and Waiver, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this General Release and Waiver because that party drafted or caused that party's legal representatives to draft any of its provisions.
10.    Governing Law. This General Release and Waiver shall be governed by, and construed and enforced in accordance with, the laws of New York, without reference to its choice of law rules. The parties hereby irrevocably consent to the jurisdiction of New York and courts located in New York for purposes of resolving any dispute under this General Release and Waiver and expressly waive any objections as to venue in any such courts
11.    No Other Assurances. Executive affirms and acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to execute and deliver this General Release and Waiver, except for those set forth in or expressly referenced herein.

[signatures appear on following page]

Now therefore, intending to be fully and irrevocably bound by the terms hereof, Executive has executed this General Release and Waiver and has delivered it to AXIS Specialty U.S. Services, Inc. as of this 1st day of January, 2018.

Executed and delivered by:	Accepted by:

AXIS Specialty U.S. Services, Inc.

By: /s/ Joseph C. Henry	By: /s/ Noreen McMullan
Executive

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